FOR IMMEDIATE RELEASE

Ferro Corporation Announces Changes to U.S. Retirement Plans

CLEVELAND, Ohio – February 15, 2006 – Ferro Corporation (NYSE:FOE) announced today that the Company is moving to a common retirement benefit program for salaried and certain hourly employees in the United States effective April 1, 2006. The new plan supports a diverse and mobile workforce with a competitive, flexible and portable retirement benefit, while lowering and providing greater predictability to the Company’s cost structure. These changes do not affect current retirees or former employees. The changes transfer the affected employees into the defined contribution plan that covers salaried employees hired on or after July 1, 2003.

James Kirsch, president and CEO, said, “We are committed to offering employees a competitive retirement benefit, but we also need to effectively manage future retirement expenses. Achieving the right balance between competitive benefits and related costs is critical to securing the long-term future of Ferro.”

The changes include:

•	Freezing the Company’s defined benefit pension plan. Employees who currently participate in the Company’s defined benefit pension plan will cease accruing benefit service from March 31, 2006. All retirement benefits accrued up to that time will be fully preserved.

•	Providing additional contributions to the Company’s defined contribution benefit plan. Beginning April 1, 2006, Ferro will begin making an annual contribution, ranging from two percent to eight percent based on each employee’s pay and years of service, to the employee’s Company-sponsored 401(k) plan. Company contributions will be made whether or not the employee contributes to the plan. In addition, to encourage employees to save their own money, Ferro will continue to match employee contributions to 401(k) accounts with Company contributions up to 5 percent of pay.

•	Limiting eligibility for the retiree medical and life insurance coverage. Only employees age 55 or older with 10 or more years of service as of December 31, 2006, will be eligible for post-retirement medical and life insurance benefits. Moreover, these benefits will be available only to those employees who retire by December 31, 2007 after having advised the Company of their retirement plans by March 31, 2007.

The Company estimates that the changes in retirement plans will reduce its retirement plan expenses by $30 to $40 million over five years. Analysis of other companies’ retirement programs indicates that, with its defined contribution plan, Ferro will be providing competitive retirement benefits to its employees.

Kirsch concluded, “By transitioning to the defined contribution plan, we will be offering competitive benefits that allow employees to take greater control over their financial future. In a changing world, it is imperative that we continue to examine our benefit programs and make appropriate changes that are in the best interests of our Company, while allowing us to attract and retain the best talent.”

About Ferro Corporation

Ferro is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at www.ferro.com or contact John Bingle, 216-875-6174.

Cautionary Note on Forward-Looking Statements

The foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The possible outcomes of additional reviews associated with restatement of the Company’s financial statements and the external financial audit process that could result in additional adjustments to previously-reported financial results and potentially delay SEC financial filings;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for fiscal year 2004 are not filed with the Securities and Exchange Commission by March 31, 2006, or if the New York Stock Exchange reassesses the Company’s filing progress before March 31, 2006, and decides to withdraw the granted extension;

•	A possible credit agency downgrade that could trigger a springing lien in the Company’s assets, shares of the Company’s material domestic subsidiaries, and 65% of the shares of the Company’s material foreign subsidiaries under the Company’s revolving credit agreement and senior notes and debentures.

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the prices of major raw materials or sources of energy;

•	Escalation in the cost of providing health care benefits for current employees;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Political or economic instability as a result of acts of war, terrorism or otherwise;

•	Access to capital, primarily in the United States capital markets, and any restrictions placed on Ferro by current or future financing arrangements; and

•	The outcome of class action lawsuits against the Company.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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